EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of (the “Ordinary Shares”) of Nuvve Holding Corp., a Delaware corporation, dated as of January 31, 2024, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Brown Stone Capital Limited

Dated: January 31, 2024	By:	/s/ Nima Montazeri
	Name:	Nima Montazeri
	Title:	President

/s/ Nima Montazeri
Name:	Nima Montazeri